Exhibit 10.31

LEASE AGREEMENT

dated as of July 3, 2001

between

ASTRIUM NA, INC.

as LESSOR,

and

SPACEHAB, INCORPORATED,

as LESSEE

This Lease Agreement has been executed in several counterparts. To the extent, if any, that this Lease Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefor executed by the Lessor immediately following the signature page hereof.

i

Appendix A		Definitions
Exhibit I	-	Equipment (Terms of Lease, Lease Period Dates; Rents)
Exhibit II		Tax Assumptions

ii

LEASE AGREEMENT

This LEASE AGREEMENT, dated as of July 3, 2001 (this “Lease” or this “Agreement”), between ASTRIUM NORTH AMERICA, INC., a corporation organized and existing pursuant to the laws of Delaware (the “Lessor”), and SPACEHAB, Incorporated, a corporation organized and existing pursuant to the laws of the State of Washington (“SHI” or the “Lessee”).

WHEREAS, an Agreement on Principles for Lease of ICC/ICC-V, dated as of November 30, 2000 with respect to the subject-matter of this Lease has been agreed between Lessee and Astrium GmbH;

WHEREAS, an Asset Purchase Agreement (the “Sale Agreement”) exists, dated December 19, 2000, regarding the sale of the Equipment from the Lessee to Astrium GmbH.

Section 1. Definitions.

(a) Unless otherwise provided herein, capitalized terms used herein without definition shall have the meanings assigned to such terms in Appendix A.

Section 2. Agreement to Lease on the date of Partial and Final Delivery.

Subject to the terms and conditions of this Lease, Lessor hereby agrees to lease to Lessee hereunder, and Lessee hereby agrees to accept delivery of and to lease from Lessor hereunder, the Equipment on the date of the Partial Delivery, whereupon the Term shall commence, and on the date of the Final Delivery.

Section 3. Term and Rent.

(a) Term; Renewal; Rent. Subject to delivery of the Equipment as provided in Section 2, Lessee hereby leases the Equipment from Lessor for the term of four (4) years (the “Initial Term”) from the Closing Date (the “Initial Termination Date”); provided, that Lessee shall have the option (an “Option”) to renew this Lease for up to two (2) additional periods of four (4) years each beyond the Initial Termination Date, on the same terms and conditions as are set forth in this Agreement (with such extended period pursuant to the Option exercise the “Extended Term” and the Initial Term and any Extended Term collectively, the “Term”). Lessee agrees to pay to Lessor Rent for the Equipment in an amount equal to the amount set forth with respect to the Equipment on Exhibit I hereto. Should Lessee exercise the option described herein, the rent for the subsequent Term covered by such option shall escalate at a rate of 5% per year starting at the beginning of the subsequent term.

(b) Manner of Payment. All Rent shall be paid by Lessee to Lessor’s Account in Immediately Available Funds not later than 12:00 noon, New York time, on the date of payment. If any payment hereunder is due on a date that is not a Business Day, such payment shall be made on the next succeeding Business Day, and no interest shall accrue if such payment is made on the next succeeding Business Day.

(c) Interest on Overdue Rent. Lessee also agrees to pay to Lessor any and all Rent promptly as the same shall become due and owing (or on demand if no due date is specified). In the event of any failure on the part of Lessee to pay any Rent, Lessor and each such other Person shall have all rights, powers and remedies provided for herein or by law or in equity or otherwise in the case of nonpayment of Rent. Lessee will also pay, on demand, to the extent permitted by Applicable Law, interest at the Overdue Interest Rate on any part of any installment of Rent not paid when due for any period for which the same shall be overdue for the period from such due date or demand until the same shall be paid. All Rent to be paid pursuant to this Section 3(c) shall be payable in the type of funds and in the manner set forth in Section 3(b).

Section 4. Representations and Warranties; Certain Agreements of Lessee.

(a) Representations and Warranties. Lessee acknowledges and agrees that the Equipment is of a size, design, capacity and manufacture selected by and acceptable to Lessee, and Lessee is satisfied that the Equipment is suitable in design, maintenance, and condition for its purposes. Lessor does not make or give and shall not be deemed to have made or given, and hereby expressly disclaims any representation or warranty, express or implied, as to the title, value, condition, design, operation, merchantability or fitness for use of the equipment or any part thereof, or as to the absence of latent or other defects, whether or not discoverable, or as to the absence of any infringement or interference with any patent, trademark or copyright, or as to the absence of obligations based on strict liability in tort or any other representation or warranty whatsoever, express or implied, with respect to the equipment or any part thereof, except that Lessor warrants that as of the Closing Date Lessor shall have such interest in the Equipment as was conveyed to it by Lessee under the Sale Agreement and that the Equipment or any Parts (and any interest therein) shall during the Term be free of Lessor Lien attributable to it. Lessor shall be responsible for the reliability and maintenance of the Equipment and any Parts thereof.

(b) Manufacturer’s Warranties. None of the provisions of this Section 4 or any other provision of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (expressed or implied) of the Manufacturer or any subcontractor or supplier of the Manufacturer with respect to any Item of the Equipment or any Parts forming a part of in or attached to any Item of Equipment or to release the Manufacturer or any such subcontractor or supplier from any such representation, warranty or obligation. Lessee shall have the benefit of and shall be entitled to enforce (as it shall deem appropriate), any and all manufacturer’s credits, guarantees, indemnities, warranties or other benefits, available to Lessor or Lessee in respect of the Equipment.

Section 5. Liens.

Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Equipment or any Part, title thereto or any interest therein or in or to this Lease (or any other Operative Documents to which Lessee is a party) except Permitted Liens. Lessee will promptly, at its own expense, take such action as may be necessary duly to discharge (by bonding or otherwise) any Lien that is not a Permitted Lien if the same shall arise at any time during the Term.

Section 6. Operation, Possession and Sublease.

(a) Maintenance and Operation, Etc. Lessee, at its own cost and expense, undertakes (or shall cause any Permitted Sublessee to undertake) that throughout the Term, Lessee (or any Permitted Sublessee) shall comply with the following agreements and undertakings:

(i) Operation and Use. Lessee shall:

(A) ensure that the Equipment is used, operated and controlled in accordance with all Applicable Laws of the United States (and of any country in which the Equipment may be operated).

(B) ensure that the Equipment is not used for any purpose for which it is not designated or reasonably suited, or outside the tolerances and limitations for which the Equipment was designed, and will be operated in accordance with Lessor’s operating manuals, and in accordance with all applicable ISS and Shuttle regulations and operating procedures; and

(C) ensure that the Equipment is used for its intended function and not for any illegal purpose or in any illegal manner.

(D) ensure that the Equipment is not used in any manner or location which would cause the loss of any applicable tax exemption or cause Lessor to become subject to taxation in any jurisdiction in which it was not, as of the date of this Lease, then subject to taxation.

(ii) Certificates and licenses. Lessee shall ensure that there are obtained and maintained in full force and effect in good standing at all times all necessary certificates, authorizations and qualifications required to perform the Lessee’s (and any Permitted Sublease’s) obligations under the Operative Documents and for the use and operation of the Equipment.

(b) Possession and Subleases.

(A) General Restrictions. Lessee shall not, without the prior written consent of Lessor (which consent shall not be unreasonably withheld), sublease or otherwise in any manner deliver, transfer or relinquish possession of any Item of Equipment

No transaction permitted under this Section 6(b) shall involve any transfer of title in or to any Item of Equipment or any Part thereof nor shall it in any way diminish, release or discharge any of Lessee’s obligations to Lessor under this Lease or under any other Operative Document. Lessee shall remain primarily liable for the performance of all of its obligations under this Lease irrespective of any such transaction.

(ii) Performance by Sublessee. Notwithstanding anything to the contrary contained in this Lease, if any obligation that is required to be performed by Lessee under this Lease is performed or not performed, as the case may be, by any Permitted Sublessee, then performance or non-performance by such Permitted Sublessee shall, to the extent thereof only, for the purposes of this Lease constitute performance or non-performance by Lessee.

(c) Location of Equipment. Nothing in this Lease or elsewhere in the Operative Documents shall be deemed to require that the Equipment be maintained in any particular location; provided that (i) prior to relocation of any Item of Equipment to a country which is not a member of the OECD, Lessee shall provide to Lessor an opinion of counsel in such jurisdiction reasonably acceptable to Lessor to the effect that the laws of such jurisdiction would not impair the right of Lessor to repossess such Item of Equipment upon the occurrence of an Event of Default and (ii) prior to relocation of any Item of Equipment outside of the United States, Lessee shall provide to Lessor an opinion of counsel in such jurisdiction reasonably acceptable to Lessor that such relocation shall not cause Lessor to become subject to taxation in such jurisdiction in any respect.

Section 7. Alterations, Modifications and Additions.

Upon receiving prior written approval from the Lessor, Lessee or any Permitted Sublessee, at its own expense, may from time to time make such additions, alterations and - modifications, including removal (without replacement) of Parts which Lessee or any Permitted Sublessee deems obsolete or no longer appropriate or suitable for use in the Equipment, and additions to the Equipment as Lessee or such Permitted Sublessee may deem desirable in the proper conduct of its business; provided that no such alteration, modification, removal or addition decreases the value, utility, residual value or remaining economic useful life of the Equipment below the value, utility, residual value or remaining economic useful life thereof immediately prior to such alteration, modification, removal or addition assuming the Equipment was then in the condition required to be maintained by the terms of this Lease. Any severable Part not mandated by Applicable Law to be incorporated or installed in or attached or added to the Equipment as the result of such alteration, modification, removal or addition shall not constitute part of Lessor’s Interest and may be removed at any time during the Term; provided that (i) such Part is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached or added to the Equipment at the time of the delivery thereof thereunder or any Part in replacement of or substitution for any such Part; (ii) such Part is not otherwise required to be incorporated or installed in or attached to the Equipment pursuant to the terms hereof or in order to maintain insurance coverage; and (iii) such Part can be removed from such Equipment without damage and without diminishing the value, utility, residual value or remaining economic useful life of such which the Equipment would have had at such time had such alteration, modification, removal or addition not occurred, assuming such Equipment was maintained in the condition required by the terms of this Lease. All other such Parts and the rights of Lessor and Lessee with respect thereto shall be subject to the Sale Agreement and this Lease. Upon termination of this Lease or, in the event that this Lease is renewed pursuant to Section 3(a) hereof, the termination of the term of the last renewal, with respect to any Item of Equipment, Lessor shall have the right to purchase for its then fair market value such Item of Equipment or any severable Part owned by Lessee (or its designee) not removed prior to the return to Lessor (including pursuant to the exercise of remedies following an Event of Default) of such Item of Equipment. If Lessor elects not to purchase a severable Part owned by Lessee (or its designee), Lessee or a Permitted Sublessee, as the case may be, may at its option remove such Part or return the applicable Item of Equipment with such Part intact (in which case such Part shall become subject to the Sale Agreement without further act by the parties hereto). Any permitted additions or modifications will be permanently recorded and the records of such shall be made available at the request of the Lessor.

Section 8. Loss, Destruction, Requisition.

(a) General. Upon the occurrence of an Event of Loss with respect to any Item of Equipment, Lessee shall be liable only for Rent having accrued and remaining unpaid as of the occurrence of such Event of Loss. Thereafter, Lessee shall not be responsible, and shall bear no liability, for the Item of Equipment having suffered such Event of Loss and Lessee shall have no further obligations with respect to such Item of Equipment. Notwithstanding the foregoing, Lessee shall forthwith (and, in any event, within five (5) days after such occurrence) give Lessor written notice of such Event of Loss.

(b) Seizure and Requisition. In the event, of the seizure or requisition of an Item of Equipment (other than as set forth in Appendix A, paragraphs (c) and (d) of the definition of - “Event of Loss”) by any Governmental Authority which results in the loss of possession of such Item of Equipment (or, if any Permitted Sublease is then in effect, the Permitted Sublessee thereunder) during the Term, the Lessee or, as the case may be, the Permitted Sublessee shall not be responsible for any Rent for such Item of Equipment attributable to the period of time during which the Item of Equipment was not in the possession of the Lessee or, as the case may, the Permitted Sublessee.

Section 9. Inspection.

At reasonable times and upon reasonable written notice to Lessee or any Permitted Sublessee, Lessor, and its respective authorized representatives may at their own expense (or at the expense of Lessee if an Event of Default shall have occurred and be continuing) and risk conduct a visual walk-around inspection of the Equipment and may inspect the books and records of Lessee related thereto. No inspection pursuant to this Section 12 shall interfere with the use, operation or maintenance of the Equipment or the normal conduct of the business of Lessee or any Permitted Sublessee of the Equipment, and Lessee shall not be required to undertake or incur any additional liabilities in connection therewith. Lessor shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection.

Section 10. Assignment.

Except as otherwise provided in Section 6(b) or in the case of any requisition by the government of the United States of America or Germany referred to in Sections 8 and in “Event of Loss”, Lessee will not, without prior written consent of Lessor, assign any of its rights hereunder, except as expressly permitted hereunder. Lessor agrees that it will not assign or convey its rights and interests in and to the Sale Agreement, this Lease and the Equipment except as contemplated thereby. The terms and provisions of this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

Section 11. Events of Default.

The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Lessee shall fail to make any payment of Rent which has accrued and remains unpaid within five (5) Business Days after delivery of written notice of such failure by Lessor to Lessee; or

(b) Lessee shall fail to make any other payment of Rent and such failure shall continue un-remedied for a period of thirty days after written demand therefor by Lessor to Lessee; or

(c) Lessee shall fail to perform or observe any covenant (other than the covenants described in paragraphs (a), (b) or (c) of this Section 11), condition or agreement to be performed or observed by it hereunder or under any other Operative Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof by Lessor to Lessee (or, if such failure is capable of being cured, but not within such 30-day period, and provided Lessee is diligently pursuing such cure, for an additional period, not to exceed one hundred and eighty (180) days, as may reasonably be required in order for Lessee to cure such failure); or

(d) any representation or warranty made by Lessee herein, in the Sale Agreement or in any document or certificate furnished by Lessee in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect in any material respect on the date as of which made and shall not have been corrected within 30 days after receipt of written notice from Lessor of such incorrectness; or

(e) Lessee shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or Lessee shall admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors; or

(f) Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee shall, by voluntary petition, answer or consent or otherwise, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or

(g) an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of Lessee, a receiver, trustee or liquidator of Lessee or any substantial part of its property, or sequestering any substantial part of the property of Lessee, and any such order, judgment or decree or appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof; or

(h) a petition against Lessee or a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within ninety (90) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to Lessee or, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of ninety days; or

(i) any additional proceeding for the relief of financially distressed debtors is entered into by Lessee voluntarily or involuntarily.

Section 12. Remedies.

Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default by a written notice to Lessee. At any time thereafter, so long as Lessee shall not have remedied all outstanding Events of Default, Lessor may do one or more of the following with respect to all or any part of its rights and interests in the Equipment as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, Applicable Law then in effect:

(a) cause Lessee, upon the written demand of Lessor and at Lessee’s expense, to return promptly to Lessor, and Lessee shall return promptly to Lessor, all or such part of the Equipment as Lessor may so demand or otherwise in accordance with its order in the manner and condition as if the Equipment were being returned at the end of the Term, or Lessor, at its option, may enter upon the premises where all or any part of the Equipment is located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to Lessor for or by reason of such entry or taking of possession or removal, whether for the restoration of damage to property caused by such action or otherwise;

(b) sell all of its rights and interests in the Equipment or any Item of Equipment at public or private sale, as Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle all or any part of the Equipment as Lessor, in its sole discretion, may determine, all free and clear of any rights of Lessee, except as hereinafter set forth in this Section 12, and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto, except (i) to the extent required by paragraph (c) below if Lessor elects to exercise its rights under such paragraph (c) and (ii) that Lessor shall obtain Lessee’s prior consent to such sale or disposition, such consent of Lessee not to be unreasonably withheld;

(c) Lessor may cancel, rescind or terminate this Lease by delivery of a notice of rescission or termination to Lessee, or may exercise any other right or remedy which may be available to it under applicable law or may proceed by appropriate court action to enforce the terms of this Lease at Lessee’s expense or to recover damages for the breach hereof.

In addition, in the event that Lessor shall have exercised any of its rights with the result that Lessee no longer enjoys the rights set forth in Section 13(a) of this Agreement, Lessee shall be liable only for any and all unpaid Rent which shall have accrued as of the date upon which Lessee ceases to have the benefit of the rights as set forth in Section 13(a) of this Agreement and for all reasonable legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the retaking or return of the Equipment or in placing such Equipment in the condition required. If requested by Lessor, Lessee will use its best efforts after such return of the Equipment to aid in the sale of Lessor’s rights and interests in the Equipment. At any sale of the Equipment pursuant to this Section 12, Lessee or any of its Affiliates may bid for and purchase the Equipment. Except as otherwise expressly provided above, no remedy referred to in this Section 12 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies. No express or implied waiver by Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by Applicable Law, Lessee hereby waives any rights, except those set forth in this paragraph, now or hereafter conferred by statute or otherwise which may require Lessor to sell its rights and interests in the Equipment, or lease or otherwise use the Equipment or any part thereof in mitigation of Lessor’s damages as set forth in this Section 12 or which may otherwise limit or modify any of Lessor’s rights or remedies under this Section 12. Lessor shall provide Lessee with not less than 30 days’ prior notice of any sale or other disposition of the Equipment or any Item of Equipment pursuant to paragraph (b) above.

Section 13. Tax Matters

(a) Tax Payments.

(i) Spacehab shall pay all Taxes which are levied, assessed or imposed on or with respect to Spacehab, the Equipment, or any Part thereof or interest therein or any addition, alteration, modification or improvements thereto, or on the Rent payable hereunder, except the income Taxes described in subsection (b), but including all penalties, additions to tax, fines and interest in connection with any such Taxes (“Spacehab Taxes”).

(ii) The Taxes which Spacehab is required to pay pursuant to this Section shall be treated as payments of additional Rent for all purposes of this Agreement (including the default provisions hereof) except the payment procedures of Section 3(b) ), provided however, that in the event Spacehab shall unintentionally have failed to pay any Spacehab Taxes or shall have failed to pay Spacehab Taxes as a consequence of being reasonably unaware of such requirement, Spacehab shall have a period of 15 days from notice thereof by either any applicable taxing authority or Astrium NA within which to make the required payment in full before such failure to pay shall be treated as a default for purposes of this Agreement.

(iii) To the extent any Spacehab Taxes may be imposed on or payable only by Astrium NA, Spacehab shall pay Astrium NA the full amount thereof by the date which is 15 days prior to the earlier of: (A) the due date for each such Tax or (B) the date specified by each applicable taxing jurisdiction on which each such Tax shall become a lien on the Equipment or any Part thereof.

(iv) The payment obligations under subsection (a) shall apply from the effective date hereof through the later of (A) the end of the Term and (B) Spacehab’s actual return of possession of the Equipment in accordance with this Lease.

(b) Astrium NA shall pay any Federal, national, state, or municipal net income Tax which is a liability or obligation of Astrium NA.

(c) Tax Assumptions, Representations, Warranties, and Covenants.

(i) The parties are entering into the Operative Documents and Astrium NA has calculated the Rent, based on, among other things, the assumed tax treatment set forth in Exhibit II hereto (the “Tax Assumptions”). In the event of any material change in the Tax Assumptions, the parties shall thereafter, if and to the extent appropriate, promptly renegotiate the Rent to restore Astrium NA’ economics in a manner consistent with its intended returns under this Lease but taking into account the change in the Tax Assumptions.

(ii) Spacehab has not and during the Term will not, with respect to the Equipment or any Part thereof, (i) claim any cost recovery deductions, amortization deductions or interest deductions (each as defined in the Code), or (ii) make any elections or take any position on any Tax return, amended Tax returns, claim for refund or otherwise that is inconsistent with the Tax Assumptions or (iii) claim to be the owner of such Property for United States Federal (“Federal”), Florida or other country, state or local tax purposes, provided however, that nothing in this subsection shall operate to restrict or limit the ability of Spacehab to file amended Tax returns for any period ending on or before the earlier of the effective date of this Agreement or the actual date of transfer of title to the Equipment.

(d) Tax Contests.

(i) If any written claim shall be made or proceeding commenced against Spacehab or Astrium NA for any Spacehab Taxes, Spacehab or shall promptly notify the other party in writing (any contest of any such claim or proceeding a “Contest”).

(ii) Spacehab shall conduct and control any Contest which must be conducted in its name.

(iii) Astrium NA shall conduct and control any other Contest.

(iv) The party conducting the Contest (“Controlling Party”) shall consult in good faith with the other party (“Noncontrolling Party”) and its counsel with respect to such Contest but the decisions regarding what actions to be taken shall be made by the Controlling Party in its sole judgment (exercised in good faith). In addition, the Controlling Party shall keep the Noncontrolling Party reasonably informed as to the progress of the Contest, and shall provide the Noncontrolling Party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the Controlling Party or any affiliate thereof, in connection with such claim, proceeding, Tax or Contest.

(e) Tax Compliance. With respect to any report, return or statement (a “Filing”) required to be filed with respect to any Spacehab Tax:

(i) Spacehab shall promptly notify Astrium NA in writing of any Filing required to be made by that (x) Spacehab has knowledge of; or (y) Spacehab should have knowledge of based on either the Operative Documents or the responsibilities which are customary for an operator, user or lessor of similar property. Upon receipt of such notice, Astrium NA shall promptly notify Spacehab in a writing satisfying the requirements of Section 15 whether it will make such Filing or shall require that Spacehab make such Filing.

(ii) If permitted by applicable Laws to do so, Spacehab shall timely file or cause to be filed such Filing with respect to any Spacehab Tax (except for any such Filing that Astrium NA has notified Spacehab in writing that Astrium NA intends to file) and will send a copy of such Filing to Astrium NA.

(iii) If Spacehab is not permitted by applicable Laws to file any Filing contemplated by subsection (ii), Spacehab will promptly notify Astrium NA of such requirement in writing and prepare and deliver to Astrium NA a proposed form of such Filing within a reasonable time, and in all events at least 15 days prior to the time such Filing is required to be filed.

(iv) In the case of any Filing contemplated by this subsection 13(d), Spacehab and Astrium NA shall provide to each other such information as is necessary to make any such Filing.

(v) Spacehab shall hold Astrium NA harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any Filing contemplated by this subsection 13(d), if such insufficiency or inaccuracy is attributable to Spacehab.

(f) Tax Indemnity. Spacehab shall within 15 days of notice thereof, indemnify and hold Astrium NA harmless with respect to all Spacehab Taxes which may be imposed against it, its properties or assets or any of its affiliates.

(g) Survival. The representations, warranties, covenants, indemnities, agreements, obligations, and liabilities of Spacehab and Astrium NA provided for in this Agreement shall continue in full force and effect, notwithstanding the expiration or other termination of the Lease or any other Operative Documents, until all such obligations have been met and such liabilities have been paid in full.

Section 14. Further Assurances; Covenant of Quiet Enjoyment.

(a) Further Assurances. Lessee will take all action necessary or desirable under Applicable Laws of New York, Florida, or of any jurisdiction where any Item of Equipment is located to establish and protect Lessor’s rights and interests in the Equipment. In addition, Lessee will (and Lessee shall ensure that any Permitted Sublessee shall) promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order more effectively to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder, including if requested by Lessor, the execution and delivery of supplements or amendments hereto, in recordable form, and the recording or filing of counterparts hereof or thereof, in accordance with the laws of such jurisdictions as Lessor may from time to time deem advisable, provided that this sentence is not intended to impose upon Lessee any additional liabilities not otherwise contemplated by this Lease.

(b) Covenant of Quiet Enjoyment. So long as this Lease shall not have been declared in default following the occurrence of an Event of Default, neither Lessor nor anyone claiming through or under Lessor shall interrupt or interfere with, or take or cause to be taken any action contrary to, Lessee’s rights hereunder (or the rights of any Sublessee, assignee or transferee permitted hereunder), including the right to quiet enjoyment of, and to continued possession, use or operation of, the Equipment.

Section 15. Notices.

All notices required or permitted under the terms and provisions hereof shall be given in writing and in accordance with Section 9.2 of the Sale Agreement.

Section 16. Net Lease, No Set-Off, Counterclaim, etc.

All Rent shall be paid by Lessee in the manner provided in Section 3(b). This Lease is a net lease and it is intended that Lessee shall pay all costs and expenses in connection with the use, possession, and operation of the Equipment, provided that Lessor shall be responsible for the costs incurred by Lessor in discharging its responsibilities and obligations hereunder. Lessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which Lessee may have against Lessor, the Manufacturer or anyone else for any reason whatsoever, (ii) any defect in the title, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, the Equipment, or any interruption or cessation in the use or possession thereof by Lessee for any reason whatsoever, (iii) any insolvency, bankruptcy, reorganization or similar proceedings by or against Lessee or Lessor, (iv) Lessee at any time having immunity from suit or execution on the grounds of sovereignty or otherwise, either of such not being in effect or any default thereunder, (v) any failure of a Permitted Sublessee to comply with its obligations under any Permitted Sublease, or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided herein, Lessee nonetheless agrees to pay to Lessor the amount such prorated portion of the Rent having accrued with respect to each Item of Equipment, based on the portion of the year during which this Lease was in effect. Lessee hereby waives, and hereby agrees to waive at any future time at the request of Lessor, to the extent now or then permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease except in accordance with the express terms hereof. Each payment of Rent made by Lessee to Lessor shall be final as to Lessor and Lessee and, absent manifest error, Lessee will not seek to recover all or any part of any such payment of Rent from Lessor for any reason whatsoever.

Section 17. Lessee’s Remedies.

If Lessor creates, incurs, assumes or suffers to exist any Lessor Lien on the Equipment, then, Lessee may, on behalf of Lessor, itself make such payment as is necessary to discharge such Lessor Lien, and the amount of such payment and the amount of the reasonable expenses of Lessee incurred in connection with such discharge, together with interest thereon, to the extent permitted by Applicable Law, at the Overdue Interest Rate, shall be payable by Lessor to Lessee upon demand.

Section 18. Language.

All notices, communications, evidences, reports, opinions and other documents given under this Lease, unless submitted in the English language, shall be accompanied by one copy of an English translation thereof for each copy of the foregoing so submitted and the English version shall govern in the event of any conflict with the non-English version thereof.

Section 19. Miscellaneous.

(a) This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument. To the extent, if any, that this lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this lease may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefor executed by the lessor immediately following the signature page hereof.

(b) Unless otherwise specifically provided herein, this lease shall in all respects be governed by, and construed in accordance with, the law of the state of New York, United States of America, including all matters of construction, validity and performance, but without regard to its choice of law provisions thereof.

(c) The section and paragraph headings in this Lease and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof and all references herein to numbered sections, unless otherwise indicated, are to sections of this Lease.

(d) The provisions of this Lease may be modified or amended only by an instrument or instruments in writing signed by all parties hereto.

(e) Any provision of this Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of any provisions hereof in any other jurisdiction. To the extent permitted by Applicable Law, Lessor and Lessee hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 20. Waiver of Jury Trial.

Each of the parties hereto irrevocably waives as against the other party hereto any rights it may have to a jury trial in respect of any civil action arising under this lease.

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease Agreement to be duly executed as of the day and year first above written.

Astrium N A, Inc., as Lessor

By:	/S/ DR. STEFAN-FRITZ GRAUL
Name:	Dr. Stefan-Fritz Graul
Title:	Director

By:	/S/ DR. ECKART WOLFF
Name:	Dr. Eckart Wolff
Title:	Director

SPACEHAB, Incorporated, as Lessee

By:	/S/ MICHAEL E. KEARNEY
Name:	Michael E. Kearney
Title:	President

APPENDIX A TO LEASE AGREEMENT BETWEEN ASTRIUM NA AND SPACEHAB DATED 10TH AUGUST 2001

DEFINITIONS

The following terms appearing in any Operative Document (as defined below) which incorporates by reference or refers to this Appendix shall have the meanings set forth below in this Appendix:

“Affiliate” of any Person shall mean any other Person which, directly or indirectly, controls or is control led by, or is under common control with, such Person. For purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Laws” shall mean all applicable laws, statutes, treaties, codes, certificates, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, interpretations, licenses, permits and orders of any federal, state, county, municipal, foreign, international, supranational, regional or other Governmental Authority, agency, board, body or instrumentality and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Business Day” means any day other than a Saturday, Sunday or holiday scheduled by law for commercial banking institutions and foreign exchange markets in New York, New or any other day on which such institutions are permitted to be closed in such city.

“Closing Date” shall mean the date on which the completion of the First or Second Closing, as defined in the Asset Purchase Agreement is achieved by the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Dollars”, “US$” and “$” means lawful currency of the United States of America.

“Equipment” shall mean the Items described in Exhibit II hereto. [Not used in document.]

“Event of Default” has the meaning specified in Section 11 of the Lease Agreement.

“Event of Loss” with respect to any Item of Equipment shall mean any of the following events with respect to such Item:

(a) the actual, constructive, compromised or agreed total loss of such Item (including any damage to such Item or requisition for use or hire that results in an insurance settlement on the basis of total loss);

(b) such Item being destroyed, damaged beyond repair or permanently rendered unfit for normal use for any reason whatsoever;

(c) any compulsory acquisition, expropriation or condemnation of, or requisition of title to, such Item by any Governmental Authority or purported Governmental Authority;

(d) the theft or disappearance of such Item which results in the loss of possession of such Item by Lessee (or, if any permitted sublease is then in effect, the Permitted Sublessee thereunder) for 90 consecutive days or more, or in any event if such loss of possession is continuing on the last day of the Term for such Item;

(e) the seizure or requisition of use of such Item (other than where clause (c) or (d) above is applicable) by any Governmental Authority which results in the loss of possession of such Item of Equipment by Lessee (or, if any permitted sublease is then in effect, the Permitted Sublessee thereunder) for 180 consecutive days or more, or in any event if such loss of possession is continuing on the last day of the Term;

(f) a requisition for use of such Item by any Governmental Authority of Germany which shall become an Event of Loss on the last day of the Term with respect to such Item.;

provided that with respect to any Event of Loss described in clause (d) or (e) above, if (i) the Item subject to such Event of Loss is returned to Lessee (or, if any permitted sublease is then in effect, the Permitted Sublessee) in the condition required by the Lease within 60 days after the date of such Event of Loss (such return date in no event being later than the last day of the Term or the date of payment of the Termination Value), (ii) Lessor has not been divested of Lessor’s Interest and (iii) the rights, title and interest of Lessor and Agent in such Item have been restored prior to such date, then no Event of Loss shall be deemed to have occurred.

“Germany” means the Federal Republic of Germany or any successor thereto.

“Governmental Authority” shall mean any national, state, local or other political subdivision and any agency, authority, instrumentality, regulatory body, court or central bank thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Immediately Available Funds” shall mean funds in Dollars available by wire or similar transfer for immediate use by the recipient not later than the date on which such payment is made and received.

“Item” or “Item of Equipment” shall mean each item of Equipment individually specified as “Item” in Exhibit II, but excluding any Item as to which the Lease has terminated in accordance herewith.

“Lease” or “Lease Agreement” means the Lease Agreement dated as of December        , 2000 between Lessor and Lessee.

“Lease Period Date” means each date set forth in the column under the heading “Payment Date” in Exhibit II to the Lease.

“Lease Supplement” means a Lease Supplement, substantially in the form of Exhibit I to the Lease Agreement, to be entered into between Lessor and Lessee for the purpose of leasing the Equipment (including any Replacement Equipment) under and pursuant to the terms of the Lease Agreement or any amendment thereto, including any amendment thereto.

“Lessee” means SPACEHAB, Incorporated.

“Lessee Person” shall mean Lessee or any Permitted Sublessee or any other Person using or in possession of the Equipment or any Part thereof, or any officer, director, employee or agent of any of the foregoing.

“Lessor” means Astrium N A, Inc.

“Lessor’s Cost” shall mean with respect to any Item of Equipment the amount set forth opposite such Item of Equipment on Exhibit II.

“Lessor’s Interest” means, with respect to any Item of Equipment, all right and interest in and to such Item of Equipment and if not otherwise specified, “Lessor’s Interest” means, at any time, the Lessor’s interest with respect to all Items of Equipment subject to the Lease.

“Lessor Lien” shall mean any Lien of or attributable to Lessor or any Affiliate of any thereof on the Equipment or any Part thereof (any Lien attributable to an Affiliate of any of the foregoing Persons being deemed attributable to such Person), or any interest therein arising as a result of (i) claims against or affecting such Person that are not created by or related to the transactions contemplated by the Lease and the other Operative Documents, (ii) any act or omission of such Person (to the extent such omission is within such Person’s control) that is not related to the transactions contemplated by, or that is in violation of any of the terms of, the Lease or the other Operative Documents.

“Lien” shall mean any lien, mortgage, encumbrance, pledge, charge, lease, easement, servitude, adverse claim, right of others or security interest of any kind, including any thereof arising under any conditional sale or other title retention agreement.

“Manufacturer” shall mean each manufacturer of any Item of Equipment.

“NASA” means the National Aeronautic & Space Administration.

“OECD” shall mean the Organization for Economic Cooperation and Development.

“Operative Documents” shall mean this Agreement and the Sale Agreement.

“Overdue Interest Rate” means 1% per annum over the one year LJBOR rate announced by The Wall Street Journal on the date the Rent first becomes overdue.

“Part” or “Parts” shall mean any or all appliances, components, parts, instruments, appurtenances, access ones, furnishings and other equipment of whatever nature (other than any equipment leased by Lessee or any Permitted Sublessee from any third-party lessor that may be removed without material damage to the Equipment and without materially decreasing the value, utility, remaining useful life or estimated residual value of the Equipment) that may from time to time be incorporated in or attached to the Equipment so long as the same shall be subject to the Lease in accordance with the terms hereof.

“Permitted Investments” shall mean the securities in which Lessor is authorized to invest pursuant to Section 18 of the Lease (and subject to the restrictions on maturity specified therein).

“Permitted Liens” shall mean (i) the respective rights of the Lessor and any Permitted Sublessee as provided in the Lease and the other Operative Documents, (ii) the rights of Permitted Subleases and other

Persons under subleases, agreements and arrangements to the extent permitted by the terms of the Lease, (iii) Lessor Liens, (iv) Liens for Taxes payable by Lessee or any Permitted Sublessee either not yet due or being diligently contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been established by Lessee or any other Lessee Person liable with respect thereto) so long as such liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Equipment or any part thereof, title thereto or interest therein or the use thereof, (v) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being diligently contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been established by Lessee or any other Lessee Person liable with respect thereto) so long as such Liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Equipment or any part thereof, title thereto or interest therein or the use thereof, and (vi) liens arising out of judgments or awards against Lessee or any Permitted Sublessee with respect to which at the time an appeal or proceeding for review is being diligently prosecuted in good faith by appropriate proceedings (and for the payment of which adequate reserves have been established by Lessee or any other Lessee Person liable with respect thereto) so long as such Liens or proceedings do not involve any material risk of the sale, forfeiture or loss of the Equipment or any part thereof, title thereto or interest therein or the use thereof.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization or government or any agency or political subdivision thereof.

“Regulations” shall mean the income tax regulations issued, published or promulgated from time to time under and pursuant to the Code.

“Rent” means the rent payable for each Item of Equipment pursuant to Section 3(a) of the Lease during the Term.

“Taxes” means any and all license and qualification fees, documentation fees, taxes (including, without limitation, gross or net income, gross or net receipts, sales, use, value-added, ad valorem, franchise, business transfer, capital, property (tangible and intangible), excise, minimum or alternative minimum taxable income, tax preferences, excess profits, accumulated earnings, capital gains, doing business, net worth and stamp taxes), levies imposts, duties, charges or withholdings, together with any penalties, fines or interest thereon or additions thereto, whether levied or imposed by the United States or any country, state, or political subdivision or taxing authority thereof or therein.

“Term” shall have the meaning set forth in Section 3 hereof.

“United States” shall mean the United States of America, its territories and possessions.

EXHIBIT I to Lease Agreement between Astrium NA and Spacehab dated 10th August 2001

Exhibit I, Section 1

(a)	The annual Rent for the lease of the ICC-V System Assets as listed below is $960,000 (in words: Nine Hundred Sixty Thousand Dollars. The Rent shall be paid on or before December 31st of each year in arrears, beginning on 31st December 2001. For the calendar year 2001 the amount of rent shall be determined on a pro rata basis depending on the dates of Partial Delivery and Final Delivery.

(b)	Annual rent for the ICC and VCC is based on a maximum usage of three flights per year. In the event the ICC and VCC is used for more than three flights in any calendar year, additional rent shall be paid amounting to $400,000 per flight. Such additional rent shall be due and be paid at the same time as payment is due for the basic rent.

Exhibit I, Section 2

The ICC-V System Assets (H/W only) are consisting of the following items:

Exhibit 1, Section 2 to ICC-V Lease Agreement dated 10th August 2001

DESCRIPTION	QTY/REF	REF NUMBER
1.0 VCC
1,1 FLIGHT HARDWARE
VCC1 Flight Unit	1	397GK.1000
VCC NBL Unit (Refinished VCC2)	1	397GK.1000
VCC3 Flight Unit	1	397GK.1000
Flight Spare Parts Kit	2	ZIP
INSERT (NHP)	2	381GK.1000-128
INSERT (LONGERON TRUNNION BRACKET)	2	381GK.1000-129
BOLT (SECTION INTERFACE)	5	397GK.0000-501
ANGULAR PIN (SECTION INTERFACE)	2	397GK.2000-132
PIN (SECTION INTERFACE)	5	397GK.2000-133
BOLT (TRUNNION BRACKET ATTACHMENT)	5	397GK.0000-502
WASHER (SECTION INTERFACE)	5	397GK.0000-505
KEEL FITTING ATTACHMENT	2	SCREW M12 X 1.5
KEEL FITTING ATTACHMENT	2	WASHER A12
SCUFF PLATE ATTACHMENT SCREW M10-6e X 24.26.011	2
PIN (KEEL FITTING ATTACHMENT)	2	397GK.3000-405
BOLT (KEEL FITTING ATTACHMENT)	2	397GK.3000-305
1,2 FLIGHT SUPPORT EQUIPMENT	N/A
1,3 GSE AND MISCELLANEOUS HARDWARE
Unique Test Hardware	A/R*
VCC2 Spare Parts Kit	1
Special tools for re-assembly	1
GSE Kit (Stabilizing beam for outer section)	3
Special Fixtures for re-assembly	1
Re-useable Shipping Container Sets	3

EXHIBIT II to Lease Agreement between Astrium NA and Spacehab dated 10th August 2001

Tax Assumptions

Astrium NA has calculated the consideration paid under the Sale Agreement based on among other things, the following assumed tax treatment for Federal, Florida and other state and local income tax purposes:

(a) This Lease will be treated as a “true lease” so that Astrium NA will be treated as the owner, lessor, and purchaser of the Equipment and will be required to take into account in computing its taxable income all items of income, gain, loss and deduction;

(b) Astrium NA’ tax basis is the Equipment Purchase Price pursuant to the Sale Agreement and, with respect to the Equipment, Astrium NA will be entitled to cost recovery deductions based on current Code Cost Recovery provisions;

(c) Astrium NA will be entitled to treat each item of gain, loss, income, deduction and credit with respect to the transactions contemplated by the Operative Documents as derived from, or allocable to, sources within and without the United States pursuant to sections 861, et. seq., of the Code in such proportions as are consistent with the use of such Equipment as reported to it by SPACEHAB;

(d) The Closing Date will occur on                      , 2001 and each Property will be placed in service by Astrium NA for Federal income tax purposes on the Closing Date.